prepared January 11, 2006
COMPANY PURCHASE AGREEMENT:
KC MACHINE, LLC
By and Among
KELLY NISWENDER
and
CAROL NISWENDER
(COLLECTIVELY, THE “SELLERS”)
and
T-3 ROCKY MOUNTAIN HOLDINGS, INC.
(THE “PURCHASER”)
Dated January 12, 2006
-i-

Table of Contents

Recitals

Terms and Conditions

Article I: DEFINITIONS AND RULES OF INTERPRETATION
1.1	Definitions
1.2	Rules of Interpretation

ARTICLE II: SALE AND PURCHASE

ARTICLE III: PURCHASE PRICE AND CLOSING PAYMENTS
3.1	Purchase Price
3.2	Post-Closing Purchase Price Adjustment
3.3	Adjustments to Purchase Price
3.4	Final Payment

ARTICLE IV: CLOSING AND CLOSING DELIVERIES
4.1	Closing
4.2	Deliveries of Sellers
4.3	Deliveries by Purchaser

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF SELLERS
5.1	Corporate Existence and Power
5.2	Authorization; Enforceability
5.3	Governmental Authorization
5.4	Non-Contravention; Consents
5.5	Capitalization
5.6	Subsidiaries
5.7	Financial Statements
5.8	No Undisclosed Liabilities
5.9	Tax Matters
5.10	Absence of Certain Changes
5.11	Contracts
5.12	Insurance Coverage
5.13	Litigation
5.14	Compliance with Laws; Permits
5.15	Assets; Properties; Sufficiency of Assets
5.16	Intellectual Property
5.17	Environmental Matters
5.18	Plans and Material Documents
5.19	Affiliate Transactions
5.20	Customer and Supplier Relations
5.21	Employment Matters
5.22	Accounts Receivable

5.23	Inventory
5.24	Product and Service Warranties; Defects; Liability Defects; Liability
5.25	Finders' Fees
5.26	Bank Accounts and Other Financial Relationships
5.27	Disclosure
5.28	Reliance

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1	Corporate Existence and Power
6.2	Corporate Authorization; Enforceability
6.3	Non-Contravention
6.4	Finders' Fees

ARTICLE VII: COVENANTS
7.1	Further Assurances
7.2	Personal Information

ARTICLE VIII: TAX MATTERS
8.1	Allocation of Liability for Taxes, Tax Returns, and Tax Payments
8.2	Returns
8.3	Section 338 Elections
8.4	Tax Indemnification
8.5	Refunds
8.6	Contests
8.7	Miscellaneous Tax Matters

ARTICLE IX: SURVIVAL; INDEMNIFICATION
9.1	Survival
9.2	Indemnification
9.3	Procedures
9.3	Indemnification Payments
9.4	Reassignment of Accounts Receivable
9.5	Taxes
9.6	Interest on Claims

ARTICLE X: MISCELLANEOUS
10.1	Notices
10.2	Amendments and Waivers
10.3	Expenses
10.4	Successors and Assigns
10.5	No Third-Party Beneficiaries
10.6	Governing Law
10.7	Public Announcements
10.8	Counterparts and Execution
10.9	Entire Agreement
10.10	Severability; Injunctive Relief
10.11	Remedies

Exhibit A	Lease
Schedule 3.1(a)	Closing Cash Consideration
Schedule 3.2(a)	Example of Calculation to Determine Net Working Capital
Schedule 5.7	Reference Financial Statements
Schedule 5.8	Secured Indebtedness to be Paid at Closing
Schedule 5.10	Significant Events; Distributions to Members
Schedule 5.16(a)	Intellectual Property Owned or Used by KC Machine
Schedule 5.26	Bank Accounts and Other Financial Relationships

COMPANY PURCHASE AGREEMENT:
KC MACHINE, LLC
This Company Purchase Agreement: KC Machine, LLC (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated effective as of January 12, 2006, is by and among Kelly Niswender (“Mr. Niswender”) and his wife, Carol Niswender (“Ms. Niswender”), in their capacity as the “Sellers” hereunder, and T-3 Rocky Mountains Holdings, Inc., a Delaware corporation (“Purchaser”).
RECITALS
A.	Mr. Niswender owns all of the issued and outstanding interests of all Members in KC Machine, LLC, a Wyoming limited liability company (“KC Machine”) and otherwise owns in its entirety all of the rights of ownership and management associated with KC Machine (the “Interests”).
B.	Ms. Niswender is a party to this Agreement to evidence her acknowledgement and consent to the transactions described in this Agreement and to expressly convey to Purchaser any and all rights which they may have with respect to the Interests or any other rights they may have with respect to the ownership of any of KC Machine’s assets and the management of KC Machine.
C.	Purchaser desires to acquire KC Machine and Sellers desire to convey to Purchaser any and all rights of ownership, management, or possession with respect to KC Machine and its assets.
TERMS AND CONDITIONS
     In consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and Sellers hereby covenant and agree as follows:
ARTICLE I: DEFINITIONS AND RULES OF INTERPRETATION
1.1 Definitions.
In addition to the terms defined above when used with initial capitalization, the terms set forth below shall have the following meanings ascribed to them when used with initial capitalization.
“Accountants” has the meaning set forth in §3.2(b).
“Accounts Receivable” means all accounts and notes receivable of KC Machine.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first

Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family, and any Person who is controlled by any such member or trust. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to
(i)	vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or

(ii)	direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Allocation Statement” has the meaning given in §8.3.
“Ancillary Agreements” means the Employment Agreements, the Lease Agreement, and any and all other instruments, certificates and other agreements entered into by one or more of the Sellers or their Affiliates, Purchaser or its Affiliates, and KC Machine in connection with the consummation of the transactions contemplated by this Agreement.
“Benefit Plan” means any employee benefit plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including, without limitation, any deferred compensation, a 401(k) savings plan, health insurance or comparable coverage, pension plan, supplemental pension plan, retirement profit sharing, executive compensation, severance, separation, termination, job security, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.
“Business” means the business of KC Machine as now or previously conducted.
“Business Day” means a day that is not a Saturday or a Sunday or a day on which commercial banking institutions located in Houston, Texas or Rock Springs, Wyoming are authorized or required to close.
“Capitalized Lease Obligations” means the obligations of a Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.
“Closing” has the meaning set forth in §4.1.
“Closing Cash Consideration” has the meaning set forth in §3.1.
“Closing Date” has the meaning set forth in §4.1.
“Closing Date Balance Sheet” has the meaning set forth in §3.2.

“Closing Statement” has the meaning set forth in §3.2.
“Closing Net Working Capital Balance” has the meaning set forth in §3.2.
“Code” means the United States Internal Revenue Code, as amended and all regulations promulgated thereunder.
“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any applicable Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any applicable Environmental Law.
“Contracts” has the meaning set forth in §5.11.
“Damages” has the meaning set forth in §9.2(a).
“Direct Claim” has the meaning set forth in §9.3(d).
“Employment Agreements” means the employment and non-competition agreement to be entered into by Mr. Niswender with KC Machine on the Closing Date immediately after Purchaser has acquired KC Machine.
“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, orders, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern by KC Machine in contravention of any applicable Environmental Law, including:
(i)	Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, investigation, assessment, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(ii)	Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Release of Constituents of Concern in contravention of any applicable Environmental Law or arising from an alleged injury or threat of injury to human health and safety or the environment from such a Release.
“Environmental Condition” means a condition with respect to the environment which has resulted or could reasonably be expected to result in a loss, liability, cost, Environmental Claim or expense to KC Machine.
“Environmental Law” means any Law, administrative interpretation, administrative order, guideline, policy, directive, consent decree or judgment, or common law relating to the environment, human health and safety and any provincial, state and local counterparts or equivalents.

“Environmental Permits” means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.
“GAAP” means those generally accepted accounting principles established by the Financial Accounting Standards Board from time to time, consistently applied.
“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other governmental body which can exercise jurisdiction over any of the parties or which may be administering alternative dispute resolution involving the parties or their affiliates.
“Indebtedness” means with respect to any Person, at any date, without duplication:
(i)	all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto,

(ii)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)	all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business,

(iv)	all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument,

(v)	all Capitalized Lease Obligations,

(vi)	all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and

(vii)	all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Indemnified Party” has the meaning set forth in §10.3(a).
“Indemnifying Party” has the meaning set forth in §10.3(a).
“Intellectual Property” means any intellectual property owned by KC Machine or owned by the Sellers and used in the conduct of the Business, including but not limited to:

(i)	all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, patent disclosures and industrial designs or industrial design applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof;

(ii)	all trade-marks, trade dress, logos, trade-names, business names, corporate names and domain names together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all proprietary or confidential information and trade secrets; (v) all computer software (including data and related documentation); (vi) all copies, tangible embodiments, and derivatives of the foregoing (in whatever form or medium); and (vii) any intellectual property that may exist, arise or be embodied in those items set out in Schedule 5.16(a), together with all Intellectual Property Rights related thereto.
“Intellectual Property Rights” means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade-secret law, confidential information law, plant breeders law, integrated circuit topography law, semi-conductor chip protection law, trade-mark law, unfair competition law or other similar laws and includes legislation by competent Governmental Authorities and judicial decisions under common law or equity.
“Interests” has the meaning set forth in the recitals to this Agreement.
“Inventory” means raw materials, work in progress and finished goods inventory.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” refers to the knowledge that a Person would have after a diligent and careful inquiry into the relevant subject matter.
“KC Machine” has the meaning set forth in the recitals to this Agreement.
“Law” means any applicable international, foreign, federal, state or local statute or law, including common law, code, rule, regulation, ordinance, code, permit or license.
“Lease” means the real property lease agreement to be entered into by KC Machine, as lessee, and an Affiliate of Mr. Niswender effective as of the Closing Date. The proposed form of the Lease is attached hereto as Exhibit A.
“Leased Premises” means the approximately four acres of fenced real property and main road footage and the associated improvements and fixtures to be leased by KC Machine pursuant to the Lease. The Leased Premises are commonly described by their mailing address of 61 Chimuza Street, Rock Springs, Wyoming.”
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means, when taken together with other effects on the Business, condition, assets, liabilities or operations of KC Machine, an effect on the Business, condition, assets, liabilities or operations of KC Machine that results or could reasonably be expected to result in a diminution in value of the Interests equal to or exceeding $100,000 in the aggregate.
“Member” means any member of KC Machine or any other person holdings any rights or interests with respect to the ownership or management of MC Machine.
“Net Working Capital” means
(i) the current assets of KC Machine, minus
(ii) the current liabilities of KC Machine,
all of which shall be determined in accordance with GAAP; provided, however, current liabilities shall not include
(a)	income Taxes payable for the fiscal year ending December 31, 2005 and the period subsequent to such date up to and including the Closing Date, and

(b)	any line of credit balance, current portion of long-term debt, and short-term debt for borrowed money.
For the purposes of determining “Net Working Capital”, loans between KC Machine and either Seller shall not be included in current liabilities or current assets, as applicable.
“Order” means any judgment, injunction, judicial or administrative order or decree.
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom, including, without limitation, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.
“Permit” has the meaning set forth in §5.14(b).
“Permitted Lien” means

(a)	any mechanic’s, worker’s, carrier’s, repairmen’s or landlord’s Liens,

(b)	statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, and

(c)	Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in the Ordinary Course of Business by KC Machine.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.
“Personal Information” means information about an identifiable individual but does not include business contact information, provided that the collection, use or disclosure, as the case may be, of such business contact information is for the purposes of contacting an individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.
“Property” means any real property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by KC Machine.
“Purchase Price” has the meaning set forth in Section §3.1.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Reference Financial Statements” means the balance sheet of KC Machine as of October 31, 2005, together with the related statements of income for the periods then ended. The Reference Financial Statements are attached hereto as Schedule 5.7.
“Reference Working Capital Balance” means $155,000.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.
“Representatives” means, with respect to any party, their Affiliates and their respective directors, officers, employees, consultants, agents and other representatives and advisers.
“Returns” means returns, designations, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of the parties or the administration of any Laws relating to any Taxes.
“Selected Representations and Warranties” means the representations and warranties contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization;

Enforceability), 5.3 (Governmental Authorization), 5.4 (Non-Contravention; Consents), 5.5 (Capitalization), 5.15(a) (Assets; Properties; Sufficiency of Assets), and 5.17 (Environmental Matters) and 5.25 (Finders’ Fees).
“Seller Group Member” has the meaning given in §5.2
“Sellers” has the meaning given in the introductory paragraph of this Agreement.
“Tax” means
(i)	any federal, state or foreign net income, alternative or add-on minimum tax, net worth, gross income, capital, capital gains, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, license, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, charges, fees, levies, imposts, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority,

(ii)	any liability of any Seller or KC Machine for the payment of any amounts of any of the foregoing types of taxes as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of any Seller or KC Machine for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and

(iii)	any liability of any Seller or KC Machine for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types of taxes as a result of any express or implied obligation to indemnify any other Person.
“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on any Seller or KC Machine.
“Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.
“Transferred Information” means the Personal Information to be disclosed or conveyed to Purchaser or any of its Representatives by or on behalf of the Sellers or KC Machine as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Purchaser during the period leading up to and including the completion of the transactions contemplated herein.

“Utilities” means all of the following: water distribution and service facilities; sanitary sewers and associated installations; storm sewers; storm retention ponds and other drainage facilities; electrical distribution and service facilities; telephone, and similar communication facilities; heating, ventilating, cooling and air conditioning systems and facilities; natural gas distribution and service facilities; fire protection facilities; garbage compaction and collection facilities; and all other utility lines, conduit, pipes, ducts, shafts, equipment, apparatus and facilities.
“Withholding Amount” means the sum of $250,000, which amount may be reduced from time to time in accordance with the terms of this Agreement.
“Withholding Period” means the period commencing as of the Closing Date and ending one year thereafter.
1.2 Rules of Interpretation.
(a)	Whenever a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, and “hereunder”, and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b)	No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II: SALE AND PURCHASE
2.1	At the Closing, Mr. Niswender shall deliver to Purchaser the documentation described in §4.2 below whereby he will sell, convey, and assign to Purchaser all Interests and any other assets which Mr. Niswender may hold with respect to KC Machine and the Business and Purchaser shall purchase from Mr. Niswender all such items, free and clear of all Liens. The payment by Purchaser to Mr. Niswender at the Closing shall confirm that such sale has taken place.
2.2	At the Closing, Ms. Niswender shall deliver to Purchaser the documentation described in §4.2 below whereby she will sell, convey, and assign to Purchaser any and all rights which they may have or hold with respect to the management and ownership of KC Machine and any and all aspects of the Business which are not otherwise included within the scope of the grant made by Mr. Niswender to Purchaser pursuant to §2.1. By their entry into this Agreement, Ms. Niswender and KC Machine confirm that they are receiving adequate consideration for such assignment even though neither Ms. Niswender nor KC Machine will be receiving any portion of the Purchase Price directly from Purchaser.
ARTICLE III: PURCHASE PRICE AND CLOSING PAYMENTS
3.1 Purchase Price.
(a)	In consideration of the sale, conveyance, and assignment to Purchaser to be made by Sellers pursuant to §2.1, Purchaser will deliver to Mr. Niswender at the Closing (subject to paragraph (b) below) the aggregate purchase price (as adjusted pursuant to this Article III, the “Purchase Price”) in amount equal to $2,500,000, reduced by
(i)	the Withholding Amount, and

(ii)	the aggregate of all sums owed to any secured creditor of KC Machine, which secured creditors shall be paid in full by Purchaser prior to the payment of any sums owed to Mr. Niswender pursuant to this §3.1(a). The secured creditors to be so paid and the amount to be paid to each secured creditor is set forth in Schedule 5.8.
Such amount (the “Closing Cash Consideration”) shall be payable in cash by wire transfer in immediately available funds to accounts designated in writing by Sellers.
The calculations to show the amount of the Closing Cash Consideration it attached hereto as Schedule 3.1(a).
(b)	At the Closing, Purchaser shall first pay on KC Machine’s behalf the net amount of Indebtedness due and owing to each creditor listed on Schedule 5.8 Purchaser shall be entitled to characterize such payment as either a loan due from KC Machine or a capital contribution to KC Machine.
3.2 Post-Closing Purchase Price Adjustment.
(a)	Within 60 days after the Closing Date, Purchaser will prepare and deliver or cause to be prepared and delivered to Mr. Niswender a balance sheet of KC Machine as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), as well as a reasonably detailed calculation of the proposed statement of the Net Working Capital prepared therefrom (the “Closing Statement”), in each case, without giving effect to the transactions described in this Agreement to be consummated at the Closing. The Closing Date Balance Sheet and the Closing Statement
(i)	will reflect the financial position and the components and calculation of the Net Working Capital, in each case as of the Closing Date,

(ii)	will be prepared and determined as of the Closing Date in accordance with GAAP on the basis that KC Machine will continue to operate as a going concern and unaffected by a change of control.
The Net Working Capital as of the Closing Date determined in accordance with this §3.2 is referred to herein as the “Closing Net Working Capital Balance.” By way of illustration, a sample calculation of Net Working Capital is attached hereto using the accounting information available to KC Machine as of October 31, 2005. This example is attached as Schedule 3.2(a).
(b)	Mr. Niswender shall determine in good faith within 30 days after the date of Purchaser’s delivery of the Closing Date Balance Sheet and the Closing Statement whether such documents have been prepared or determined in accordance with this Agreement. If Mr. Niswender determines in good faith that the Closing Date Balance Sheet and the Closing Statement have not been prepared or determined in accordance with this Agreement, Mr. Niswender will give written notice to Purchaser within such 30 day period
(i)	setting forth his proposed changes to the Closing Date Balance Sheet and Closing Statement and his determination of the Closing Net Working Capital Balance, and

(ii)	specifying in reasonable detail his basis for disagreement with Purchaser’s preparation and determination of the Closing Date Balance Sheet and the Closing Net Working Capital Balance.
The failure by Mr. Niswender to so express disagreement and provide such notice within such 30-day period will constitute the acceptance of Purchaser’s preparation of the Closing Date Balance Sheet and Closing Statement and the computation of the Closing Net Working Capital Balance.

(c)	If Purchaser and Mr. Niswender are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and Closing Statement and the determination of the Closing Net Working Capital Balance within 15 days after the giving of notice by Mr. Niswender to Purchaser of such disagreement, the items in dispute may be referred by Purchaser or Mr. Niswender for determination by the certified public accounting firm of Grant Thrornton (or, if they are unable or unwilling to serve, another nationally recognized accounting firm not affiliated with any KC Machine, Sellers or Purchaser) (the “Accountants”).
(i)	Purchaser and Sellers will use commercially reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute or affected by items in dispute (but only those items in dispute or affected by items in dispute)
(A)	in writing,

(B)	as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 30 days thereafter), and

(C)	in accordance with this Agreement.
(ii)	The Accountants’ determination will be conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be paid by the party against whom the majority of the matters (based on dollar amounts) are determined. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by any party.
(d)	During the period that Mr. Niswender’s advisors are conducting their review of Purchaser’s preparation of the Closing Date Balance Sheet and Closing Statement and determination of the Closing Net Working Capital Balance, Mr. Niswender and his representatives will have access during normal business hours to the work papers prepared by or on behalf of Purchaser and its representatives in connection with Purchaser’s preparation of the Closing Date Balance Sheet and Closing Statement and determination of the Closing Net Working Capital Balance; provided, however, that Mr. Niswender will conduct such review in a manner that does not unreasonably interfere with the conduct of the Business or any other businesses of Purchaser or its Affiliates.

3.3 Adjustments to Purchase Price.
(a)	Upon the final determination of the Closing Net Working Capital Balance, if the Closing Net Working Capital Balance is less than the Reference Working Capital Balance, then the Purchase Price will be decreased by such amount and the Withholding Amount shall be reduced accordingly. If the Withholding Amount is not sufficient to pay such difference between the Closing Net Working Capital Balance and the Reference Working Capital Balance, then Mr. Niswender shall pay any shortfall to Purchaser.

(b)	Any payment in respect of an adjustment required to be made under this § 3.3 will be made by Sellers in cash by wire transfer of immediately available funds to an account specified by Purchaser, in writing, within five Business Days following the final determination with respect to the Closing Net Working Capital Balance.
3.4 Final Payment.
Upon the conclusion of the Withholding Period, Purchaser shall pay to Mr. Niswender an amount equal to the Withholding Amount, as the same may have been reduced from time to time pursuant to this Agreement.
ARTICLE IV: CLOSING AND CLOSING DELIVERIES
4.1 Closing.
The closing of the sale and purchase of the Interests and any other items or rights to be transferred pursuant to this Agreement is hereinafter designated as the “Closing”. The date upon which the Closing occurs is herein called the “Closing Date”. Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, tax and all other purposes as of the end of business on the Closing Date.
4.2 Deliveries of Sellers.
At the Closing, Sellers will deliver to Purchaser:
(a)	original certificates evidencing Mr. Niswender’s ownership of all issued and outstanding Interests, or if no such certificates exist, an Assignment of Interest in Lieu of Certificate, and documentation to assign, transfer, and convey all Interests to Purchaser;

(b)	an assignment, transfer, and conveyance document signed by Mrs. Niswender and which expressly conveys to Purchaser any and all rights which Ms. Niswender may have with respect to the Interests or any other rights she may have with respect to the ownership of any of KC Machine’s assets and the management of KC Machine.

(c)	certified copies of KC Machine’s most recent Articles of Organization, as most recently amended, and any operating or other management agreements relating to KC Machine, or if no such agreements exist, a certificate to such effect.

(d)	evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 5.4;

(e)	each Ancillary Agreement required to be executed and delivered by parties other than Purchaser or its Affiliates.

(f)	as requested by Purchaser, resignations of and releases of any management rights held by any Member;

(g)	a certified copy of the resolutions of all Members of KC Machine approving the transactions contemplated in this Agreement;

(h)	all records of KC Machine, including, without limitation, the minute books, membership interest register books and share certificate books (if any) of KC Machine; and

(i)	such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.
4.3 Deliveries by Purchaser.
At the Closing, Purchaser will deliver or cause to be delivered to Mr. Niswender:
(a)	the Closing Cash Consideration by wire transfer of immediately available funds to the account specified pursuant to Section 3.1 (subject to the provisions of Section 3.1(b));

(b)	each Ancillary Agreement required to be duly authorized and delivered by Purchaser or its Affiliates; and

(c)	such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF SELLERS
The Sellers jointly and severally represent and warrant to Purchaser as of the date hereof and the Closing Date as follows. Notwithstanding anything in this Article V to the contrary, all representations and warranties made by Ms. Niswender are to the best of her knowledge.
5.1 Corporate Existence and Power.
(a)	KC Machine is validly existing and in good standing under the laws of Wyoming.

(b)	KC Machine has all power required to carry on the Business as now conducted.

(c)	KC Machine has not qualified to do business in any jurisdiction other than Wyoming.
5.2 Authorization; Enforceability.
(a)	The execution, delivery and performance by Sellers or their respective Affiliates of their obligations under this Agreement and each of the Ancillary Agreements to which a Seller, any such Affiliate, or KC Machine will be a party at the Closing are, and will be at the Closing, within each such party’s powers and have been duly authorized by all necessary actions, and no other action on the part of any such party is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such party will be a party at the Closing. Each such party is hereinafter designated as a “Seller Group Member”.

(b)	This Agreement has been, and each of the Ancillary Agreements to which each Seller Group Member will be a party at the Closing will have been, duly executed and delivered by such party, as applicable. Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which each Seller Group Member will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which each such party will be a party at the Closing will constitute at the Closing, valid and binding agreements of such party, as applicable, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
5.3 Governmental Authorization.
The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which any Seller Group Member will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

5.4 Non-Contravention; Consents.
The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which each Seller Group Member will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing:
(a)	violate the articles of organization, any operating agreement with respect to the management and ownership of KC Machine, or any other similar documents pertaining to KC Machine,

(b)	violate any applicable Law or Order,

(c)	require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits or licenses held by any of the Sellers or KC Machine,

(d)	result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller or KC Machine or to a loss of any benefit to which KC Machine is entitled under, any Contract, agreement or other instrument binding upon KC Machine or any license, franchise, Permit or other similar authorization held by KC Machine, or

(e)	result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of KC Machine.

(d)	result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any Contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.
5.5 Capitalization.
(a)	Mr. Niswender is the sole Member of, and owner of, KC Machine. Mr. Niswender owns all Interests. The Interests constitute all of the equity interests in KC Machine, except as may be implied or imposed under any applicable marital property law, community property law, or other Law, and are owned of record and beneficially solely by Mr. Niswender, free and clear of all Liens.

(b)	There are no options, warrants, purchase rights, subscription rights conversion rights, exchange rights, or other rights, agreements, arrangements, or commitments of any character relating to the Interests or obligating KC Machine to issue, sell, or otherwise cause to become outstanding Interests.

(c)	There are no outstanding contractual obligations for KC Machine to repurchase, redeem, or otherwise acquire any Interests or interests in KC Machine or to provide fund to, or make any investment in the form of a loan, capital contribution, or otherwise.

(d)	Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid and indefeasible title to all of the Interests and any other assets, rights, or privileges acquired under this Agreement free and clear of all Liens.

(e)	There are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Interests.

(f)	There are no outstanding or authorized rights for any Person other than Mr. Niswender to become a Member or to otherwise acquire any Interests.
5.6 Subsidiaries.
KC Machine does not own any stock or other equity or ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.
5.7 Financial Statements.
(a)	A true and complete copy of the Reference Financial Statements is attached hereto as Schedule 5.7. The Reference Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of KC Machine at the respective dates thereof and the results of the operations of KC Machine for the periods indicated.

(b)	The books of account, minute books, Interest accounts, and other records of KC Machine, all of which have been made available to Purchaser, are complete and correct in all material respects.
5.8 No Undisclosed Liabilities.
There are no liabilities or Indebtedness or any facts or circumstances which could give rise to liabilities or Indebtedness, whether accrued, contingent, absolute, determined, determinable or otherwise, of KC Machine other than
(a)	liabilities or Indebtedness fully provided for in the Reference Financial Statements,

(b)	liabilities or the secured Indebtedness specifically disclosed in Schedule 5.8, and

(c)	other liabilities or Indebtedness incurred since December 31, 2005 in the Ordinary Course of Business

5.9 Tax Matters.
(a)	Sellers have not caused KC Machine in any Return filed on behalf of KC Machine to elect to be taxed as a corporation for state or federal income tax purposes. Sellers further covenant that they shall not make any such election in any future Returns to be filed by Sellers on behalf of KC Machine.

(b)	(i) All Returns for Sellers and KC Machine for all periods which end prior to the fourth quarter of 2005 have been filed on a timely basis in accordance with the applicable laws of each Governmental Authority.
(ii)	All Returns for Sellers and KC machine for all periods commencing with 2005 through the Closing Date shall be filed on a timely basis in accordance with the applicable laws of each Governmental Authority.

(iii)	All Taxes due and payable by KC Machine (whether or not reflected on any Return) and its Members have been paid or remitted to the proper Governmental Authority on a timely basis; and

(iv)	Sellers shall pay all federal, state, and local taxes owed with respect to the Business which accrue prior to the Closing Date. Any Returns associated with such taxes for 2006 shall be filed on an accrual basis.
(c)	all Returns that have been so filed were, when filed, and continue to be, true, correct and complete. All Returns that will be filed shall be true, correct and complete when filed and properly reflect, and do not in any way understate, the taxable income or liability for taxes associated with the Business;

(d)	KC Machine and each of its Members has paid, or made adequate provision in the Reference Financial Statements, for the payment of all of Taxes that have or may become due for all periods which end prior to or which end on the Closing Date, including all Taxes reflected on the Returns referred to in this §5.9, or to the Sellers’ knowledge, or that are included or reflected in any assessment, proposed assessment or notice, either formal or informal, received by KC Machine or its Members from any Governmental Authority;

(e)	no claim has ever been made by a Governmental Authority in a jurisdiction where KC Machine does not file Returns that KC Machine is or may be subject to taxation by that jurisdiction. No Seller has any reason to believe such to be required;

(f)	all Taxes that KC Machine was or is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;

(g)	there are no Liens with respect to Taxes on the assets of KC Machine, other than Permitted Liens;

(h)	no adjustment relating to any Returns filed by any Seller has been proposed formally or informally or threatened by any Tax Authority and, to the Sellers’ knowledge, no basis exists for any adjustment;

(i)	there are no pending or, to the Sellers’ knowledge, threatened actions or proceedings for the assessment or collection of Taxes against any Seller;

(j)	KC Machine has not been included in any consolidated, combined or unitary Return and has no liability for any Taxes of any Person as a transferee or successor, by contract or otherwise.

(k)	KC Machine has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any relevant Tax has not expired;

(l)	KC Machine is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable Tax Returns;

(m)	KC Machine has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law;

(n)	Neither any Seller nor KC Machine is a party to or bound by any Tax allocation or Tax-Sharing Agreement and or has a current or potential contractual obligation to indemnify any other person with respect to Taxes;

(o)	the unpaid Taxes of KC Machine did not as of December 31, 2005 exceed the reserve for Tax liabilities (other than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books of KC Machine at that time; and

(p)	KC Machine has historically used the cash method of accounting for Tax accounting purposes.

(q)	there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which KC Machine may be subject nor have any such waivers or agreements been requested;

(r)	KC Machine has not derived any material amount of income from sources, or engaged in business, outside of Wyoming.

(s)	to the Sellers’ knowledge, there are no requests for information currently outstanding that could affect the Taxes of KC Machine or its Members;

(t)	to the Sellers’ knowledge, there are no proposed reassessments of any property owned by KC Machine or other proposals that are reasonably likely to increase the amount of any Tax to which KC Machine would be subject; and

(u)	no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect KC Machine.

(v)	Schedule 5.9(v) lists all Returns filed with respect to KC Machine for all taxable periods since the year ended December 31, 2003 and specifies the jurisdictions in which each such Return has been filed, and indicates any Returns that currently are the subject of audit.

(w)	Sellers have delivered to Purchaser correct and complete copies of all such Returns described in clause (v) above and of any examination reports and any statements of deficiencies proposed to be assessed against, or agreed to by KC Machine.
5.10 Absence of Certain Changes.
Except as disclosed in Schedule 5.10, since the date of the Reference Financial Statements, KC Machine has conducted the Business in the Ordinary Course of Business and there has not been any event, occurrence, development or circumstance which has had or which could reasonably be expected to have a Material Adverse Effect. Since the date of the Reference Financial Statements:
(a)	there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any asset owned or operated by KC Machine;

(b)	KC Machine has not made any distribution to its Members; and

(c)	KC Machine has not paid or agreed to pay any bonuses or similar compensation except as otherwise previously disclosed to Purchaser.
5.11 Contracts
(a)	KC Machine not a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, “Contracts”) that is of a type described below:
(i)	any lease (whether of real or personal property), including the leases disclosed or required to be disclosed on Schedule 5.15(b);

(ii)	any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments $10,000 or more;

(iii)	any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments of $10,000 or more;

(iv)	any partnership, joint venture or other similar agreement or arrangement;

(v)	any Contract pursuant to which any third party has rights to own or use any material asset of KC Machine, including any Intellectual Property Right of KC Machine;

(vi)	any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the Interests in, or assets of, KC Machine.

(vii)	excluding those loan agreements already disclosed in Schedule 5.8, any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of KC Machine) other than accruals recorded in the Ordinary Course of Business;

(viii)	any license, franchise or similar agreement;

(ix)	any agency, dealer, sales representative, marketing or other similar agreement;

(x)	any Contract that may not be terminated by KC Machine without payment of penalty on less than 90 days’ prior notice;

(xi)	any agreement with any Member or any other Affiliate of KC Machine;

(xii)	any agreement with any management services, legal, accounting, or consulting services providers;

(xiii)	any warranty, guaranty or other similar undertaking with respect to any contractual performance or agreement to indemnify any Person; or

(xiv)	any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees);

(xv)	any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business that is material to KC Machine or the Business.
5.12 Insurance Coverage.
Sellers have provided Purchaser with a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, and Members of KC Machine. There is no material claim by KC Machine pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and KC Machine has complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Sellers have no knowledge of any threatened termination of any of such policies or bonds. Since the last renewal date of any insurance policy, there has not been any adverse change in the relationship of KC Machine with its insurers or the premiums payable pursuant to such policies.
5.13 Litigation.
(a)	There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Sellers, threatened, against or affecting KC Machine or the Sellers before any court or arbitrator or any Governmental Authority, including, but not limited to, any action which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which Sellers will be a party at Closing. Sellers do not know of any valid basis for any such action, suit, investigation, arbitration or proceeding against any of the Sellers, KC Machine, or the Business. There are no outstanding judgments, Orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against KC Machine or the Sellers.

(b)	There are no claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending, nor to the knowledge of the Sellers, threatened, against KC Machine.
5.14 Compliance with Laws; Permits.
(a)	KC Machine has complied with all Laws. Sellers know of no fact, circumstance, condition or situation existing which, after notice or lapse of time or both, would constitute noncompliance by KC Machine or give rise to any future liability of KC Machine with respect to any Law heretofore or currently in effect. Neither the use, condition nor other aspect of any of the assets of the Business or other right, property or asset used in or associated with the Business is or has been in violation of any applicable Law. KC Machine has not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets, operations, processes, results or products, nor is any Seller aware of any such violation or potential liability. Sellers are not aware of any future requirement of any applicable Law which is due to be imposed on KC Machine that is reasonably likely to increase the cost of complying with such Law.
(b)	Sellers represent that KC Machine is not required to hold any government or regulatory license, authorization, permit, franchise, consent and approval which requires more than a nominal fee and routine application to obtain. No government or regulatory license, authorization, permit, franchise, consent or approval (collectively, “Permits”) are required to be held by KC Machine or Sellers with respect to the Business which, if required and not obtained, would have more than a de minimus impact on KC Machine or the Business. KC Machine is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by KC Machine.

     5.15 Assets; Properties; Sufficiency of Assets.
(a)	Except for Inventory disposed of in the Ordinary Course of Business, KC Machine has good title to, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Reference Financial Statements or acquired after the date thereof, free and clear of all Liens (excluding the Liens described in Schedule 5.8 which are to be released at Closing).

(b)	KC Machine owns no real property.

(c)	KC Machine has no leasehold or other rights with respect to any real property other than those rights which it will obtain pursuant to the Lease.

(d)	Neither of the Sellers nor KC Machine has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Premises or any other Property every utilized or owned by KC Machine or its Affiliates, and to Sellers’ knowledge, no such proceeding has been threatened or commenced.

(e)	To Sellers’ knowledge, the Leased Premises has adequate Utilities of a capacity and condition to serve adequately the Leased Premises, after giving due regard for the use to which the Leased Premises is presently being put.

(f)	The tangible personal property of KC Machine is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).
5.16 Intellectual Property.
Schedule 5.16(a) contains a complete list of all Intellectual Property owned or used by KC Machine together with the details of any registrations and applications for registration in respect thereto. All such registrations and applications for registration are valid and subsisting and are in good standing and are enforceable against third parties and are recorded, maintained and renewed in the name of KC Machine in the appropriate offices to preserve the rights thereof and thereto. Except for matters which would not result in a Material Adverse Effect:
(a)	KC Machine owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business as such Business is currently and has historically operated, free of any claims or encumbrances of any nature. Each item of Intellectual Property currently owned or used by KC Machine will be owned or available for use by KC Machine on identical terms and conditions immediately after, and after giving effect to, the Closing;

(b)	except as disclosed in Schedule 5.16(a), KC Machine has the exclusive right to use the Intellectual Property in all jurisdictions in which it currently or previously has been used;

(c)	neither of the Sellers nor KC Machine have permitted or licensed any Person to use any of the Intellectual Property and the Sellers do not have any knowledge that the Intellectual Property is being infringed by any other Person. Schedule 5.16(a) sets forth a description of all actions KC Machine has taken to maintain and protect each item of Intellectual Property;

(d)	the licenses or other agreements relating to the Intellectual Property listed in Schedule 5.16(a) do not require consent to the change of control of KC Machine resulting from the transactions contemplated herein, and there are no other such licenses or other agreements;

(e)	Sellers have no knowledge or information of any facts which would affect the validity, enforceability, scope or registrability of any of the Intellectual Property;

(f)	no claim has been asserted (or is likely to be asserted) by KC Machine with respect to the Intellectual Property nor has KC Machine issued, filed, or made (or is likely to issue, file, or make) any notice, complaint, threat or claim against a third party alleging infringement of the Intellectual Property or any Intellectual Property Right or other right of KC Machine by such third party;

(g)	no claims have been asserted by any third party with respect to, or challenging or questioning, the ownership, validity, enforceability or use of, the Intellectual Property and there is no valid basis for any such claim;

(h)	neither of the Sellers nor KC Machine has received any notice, complaint, threat or claim alleging infringement of, and the use by KC Machine of the Intellectual Property as currently and historically conducted and used does not infringe, any Intellectual Property Right or other right of any third party;

(i)	No Seller has received any notice, information, threat or claim suggesting that KC Machine does not own the Intellectual Property or, in the case of Intellectual Property which is licensed to KC Machine as further described in Schedule 5.16(a), that KC Machine does not have an exclusive right (unless otherwise stated in Schedule 5.16(a)) to exploit the Intellectual Property in any way or manner whatsoever;

(j)	complete and correct copies of all agreements relating to or affecting the Intellectual Property have been provided to Purchaser and are fully assignable to Purchaser without cost or consent;

(k)	KC Machine owns all Intellectual Property in its own name and, except as provided in the agreements listed in Schedule 5.16(a), none of the Intellectual Property has been licensed from a third party;

(l)	there are no royalty payments or license fees payable to or by KC Machine in respect of the Intellectual Property except as listed in Schedule 5.16(a);

(m)	neither of the Sellers nor KC Machine have received any notice that KC Machine is in default (or, with the giving of notice or lapse of time or both, would be in default) under any license to use the Intellectual Property;

(n)	to the extent that the Intellectual Property includes computer software, the Intellectual Property:
(i)	has, at all times, operated in accordance with the operational documentation and specifications therefor without any operating defects, delays or nonconformance and without the requirement for work around or non-automated process steps which could affect the operation of the Business as currently operated; and

(ii)	does not contain any unauthorized code, disabling mechanism or protection feature designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door or time bomb that may be used to distort, delete, modify, damage or disable such Intellectual Property or otherwise modify, disable or harm the Intellectual Property or the Business;
(o)	KC Machine owns all right, title and interest, including, without limitation, any Intellectual Property Rights, in any databases, data and corresponding information contained therein and which are related to or used by the Business. Neither of the Sellers nor KC Machine have not received notice that either the past, current or future use of any databases related to the Business or use or disclosure of the information or any data contained therein:
(i)	has violated or infringed upon, or is violating or infringing upon, the rights, title or interest of any Person;

(ii)	breaches any duty or obligation owed to any Person; or

(iii)	violates the privacy or any Law relating to the privacy of any Person;
(p)	no proceeding, opposition, office action or claim has been asserted (or is likely to be asserted) by KC Energy challenging or questioning the ownership, validity, enforceability or right to use any intellectual property of a third party, or in respect of any registration or application for registration in respect thereof;

(q)	all of the persons who either alone or in concert with others, developed, invented, improved, adapted, created, discovered, derived, programmed, designed, modified, updated, corrected or maintained any element or combination of elements in the Intellectual Property are:

(i)	employees or former employees of KC Machine, all of whose work or access with respect to any of the Intellectual Property occurred within the scope and in the regular course of their employment, on the premises of KC Machine and using only KC Machine equipment; or

(ii)	independent contractors or former independent contractors of KC Machine or any Seller, all of whom have, or as of Closing will have, executed valid and binding written assignments of any and all rights they may have in any element or combination of elements in the Intellectual Property in a form and substance reasonably satisfactory to Purchaser and its counsel; and
(r)	waivers of moral rights and all other similar rights with respect to association with or integrity in a work, whether arising under copyright legislation or otherwise, in favor of KC Machine have been obtained from each independent contractor, employee, or other entity who participated in or contributed to the development, invention, improvement, adaptation, creation, discovery, derivation, programming, designing, modification, updating correcting or maintenance of any element or combination of elements of the Intellectual Property.
5.17 Environmental Matters.
(a)	(i) Neither KC Machine has nor, to Sellers’ knowledge, has any other Person generated, recycled, used, treated or stored on, transported to or from, or Released or disposed in, on or under, the Property any Constituents of Concern or, to the knowledge of Sellers, in, on or under any property adjoining or adjacent to any Property, except in compliance with Environmental Laws;
(ii)	KC Machine has not disposed of Constituents of Concern from Property at any off-site facility except in compliance with Environmental Laws;

(iii)	KC Machine has been and is in compliance with
(A)	applicable Environmental Laws and

(B)	the requirements of Permits with respect to the Property;
(iv)	There are no pending nor, to the knowledge of Sellers, threatened Environmental Claims against any KC Machine or the current or former owners of any Property or against the Property itself;

(v)	Sellers have no knowledge of any facts, circumstances, conditions or occurrences regarding the Business or with respect to any Property or any property adjoining any Property that could reasonably be expected to

(A)	form the basis of an Environmental Claim against KC Machine or any of the Property or assets, including leasehold interests and licenses, of KC Machine, or

(B)	cause any Property or assets of KC Machine to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;
(vi)	There are no underground storage tanks or sumps located on any Property;

(vii)	Neither KC Machine nor any Property is listed or, to the knowledge of Sellers, proposed for listing by any Governmental Authority as requiring investigation or clean-up;

(viii)	KC Machine has obtained all required Environmental Permits and is and has been in compliance with the terms of each Environmental Permit. There are no Environmental Permits held by KC Machine that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

(ix)	KC Machine has no liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by KC machine or any other Person).
(b)	KC Machine has delivered or made available to Purchaser true and complete copies of all environmental reports, investigations, assessments, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of KC Machine (or by a third party of which Sellers have knowledge) in relation to the Business.

(c)	For purposes of this §5.17, the term “KC Machine” will include any entity, which is, in whole or in part, a predecessor to KC Machine.
5.18 Plans and Material Documents.
(a)	the Sellers do not and have not agreed to sponsor, administer, maintain or contribute nor have they ever sponsored, administered, maintained or contributed nor have they ever been required to sponsor, administer, maintain or contribute to any Benefit Plans; and

(b)	The Sellers have no statutory, regulatory or contractual obligations (written or oral), liabilities or responsibilities respecting Benefit Plans.

5.19 Affiliate Transactions.
(a)	There are no outstanding payables, receivables, loans, advances and other similar accounts between KC Machine, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

(b)	To the knowledge of Sellers, no Seller or any employee of KC Machine possesses, directly or indirectly, any ownership interest in, or is a director or officer of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of Seller, excluding the Affiliate of Sellers which will be entering into the Lease with KC Machine. Ownership of 1% or less of any class of securities of a Person whose securities are publicly traded will not be deemed to be an ownership interest for purposes of this §5.19(b).
5.20 Customer and Supplier Relations.
Sellers have already supplied to Purchaser all material and relevant information pertaining to the significant customers of and suppliers to KC Machine. The relationships of KC Machine with such customers and suppliers are good commercial working relationships and none of such customers or suppliers has canceled, terminated or otherwise materially altered or notified KC Machine of any intention to cancel, terminate or materially alter its relationship with KC Machine during the past twelve months and, to the knowledge of Sellers, there will not be any such change as a result of the transactions contemplated by this Agreement.
5.21 Employment Matters.
(a)	KC Machine is not a party to any labor or collective bargaining agreement.

(b)	No labor organization or group of KC Machine employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed with any labor relations tribunal, and there is no organizing activity involving KC Machine pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees.

(c)	There are no
(i)	strikes, work stoppages, slow-downs, lockouts or arbitrations or

(ii)	grievances or other labor disputes pending or
to the knowledge of Sellers, threatened against or involving KC Machine.
     (d) There are no complaints, charges or claims against KC Machine pending or, to the knowledge of Sellers, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by KC Machine or any Seller of any Person, including any claim for workers’ compensation.
     (e) KC Machine and Sellers are in compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.
     (f) Sellers have delivered to Purchaser a complete and accurate list of each employee of KC Machine, job title, and hourly compensation.
     (g) To the knowledge of Sellers, no employee of KC Machine or Mr. Niswender is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect
(i)	the performance of his or her duties as an employee of KC Machine or

(ii)	the ability of Purchaser to conduct the Business after the Closing Date.
(h)	Except for oral employment agreements provided for by implication of general employment Law, and except as otherwise disclosed in any Schedule hereto, KC Machine is not a party to or bound by any agreement, contract, commitment or other legal binding contractual right or obligation relating to any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees).

(i)	Each KC Machine employee currently receives two weeks of paid vacation.
5.22 Accounts Receivable.
As of the Closing Date, all Accounts Receivable of KC Machine are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business. Such Accounts Receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by third parties and such Accounts Receivable are fully collectible within 135 days after the Closing Date without resort to legal proceedings.
5.23 Inventory.
All Inventories reflected on the Reference Financial Statements (net of any applicable reserves set forth thereon) and all Inventories which have been acquired or produced since the date of the Financial Statements (net of any additional applicable reserves established since such date in the Ordinary Course of Business) are in good condition, conform in all material respects with the applicable specifications and warranties, are not obsolete or excess, and are usable and salable in the Ordinary Course of Business. The values at which such inventories are carried are consistent with the past business practices of KC Machine.
5.24 Product and Service Warranties; Defects; Liability Defects; Liability.
Each product manufactured, sold, leased, delivered or installed or services performed by KC Machine prior to the Closing has complied with and conformed to all applicable federal, state, local or foreign laws and regulations, contractual commitments, and all applicable warranties. KC Machine has not ever had standard terms and conditions of sale, lease, delivery or installation for its products and services (including, without limitation, whether by way of applicable guaranty, warranty, or indemnity provisions). Except as disclosed in Schedule 5.24 or otherwise implied by Law, none of such products or services are subject to any express or implied guaranty, warranty, or other indemnity.
5.25 Finders’ Fees.
There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of KC Machine or Sellers who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
5.26 Bank Accounts and Other Financial Relationships.
Schedule 5.26 sets out the name of each bank or other depository in which KC Machine maintains any bank account, trust account or safety deposit box and the names of all Persons authorized to draw thereon or who have access thereto. There is no Person holding a general or special power of attorney on behalf of KC Machine.
5.27 Disclosure.
None of
(a)	the information contained in the Schedules,

(b)	any other written information furnished to Purchaser by KC Machine or Sellers, or

(c)	the representations and warranties of Sellers contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.
5.28 Reliance.
Sellers hereby expressly acknowledge that Purchaser is relying upon the representations and warranties of Sellers contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto in connection with the purchase of the Interests and the other transactions contemplated hereunder.
ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers as of the date hereof and the Closing Date as follows:
6.1 Corporate Existence and Power.
Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Purchaser has all corporate power required to carry on its business as now conducted.
6.2 Corporate Authorization; Enforceability.
The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser’s corporate power and have been duly authorized by the board of directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser. Assuming the due execution and delivery by the Sellers of this Agreement and the parties to each of the Ancillary Agreements to which Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
6.3 Non-Contravention.
The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing
(a)	violate the certificate of incorporation or bylaws of Purchaser,

(b)	violate any applicable Law or Order,

(c)	require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits or licenses held by Purchaser.

(d)	result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under, any Contract, agreement or other instrument binding upon Purchaser or any license, franchise, Permit or other similar authorization held by Purchaser.
6.4 Finders’ Fees.
There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.
ARTICLE VII: COVENANTS
7.1 Further Assurances.
From time to time, as and when requested by a party hereto, the other party or parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
7.2 Personal Information.
The Sellers hereby covenant and agree to, and to cause KC Machine to:
(a)	advise the Purchaser of all purposes for which Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional purposes where the Sellers or the KC Machine, as the case may be, have notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure, unless such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual;

(b)	where the purposes described by §8.2(a)(i) do not include a purpose for which the Transferred Information is currently collected, used or disclosed by KC Machine or the Sellers, as the case may be and where required by law, notify the individual to whom such information relates of such additional purpose, and where required by law, obtain the consent of such individual to such additional purpose, unless the use or disclosure contemplated by such additional purpose is permitted or authorized by law, without notice to, or consent from, such individual; and where required by law, in a manner and form approved by Purchaser:

(i)	notify the individual to whom the Transferred Information relates of the disclosure of the Transferred Information to Purchaser as contemplated herein; and

(ii)	obtain the consent of such individual to such disclosure, unless such disclosure is permitted or authorized by law, without notice to, or consent from, such individual.
Purchaser hereby covenants and agrees to use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, unless
(x)	KC Machine, Sellers, or Purchaser have first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or

(y)	such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual.
In the event Closing does not occur, each party who received Transferred Information shall, if such information is still in the custody of or under the control of such party, either, at such party’s option, destroy such information or return it to the party that disclosed it.
ARTICLE VIII: TAX MATTERS
8.1 Allocation of Liability for Taxes, Tax Returns, and Tax Payments.
Sellers and Purchaser shall, to the extent permitted by applicable law and except as otherwise provided herein, elect with the relevant Governmental Authority to close the taxable period of KC Machine at the close of business on the Closing Date.
8.2 Returns.
(a)	Sellers shall prepare or cause to be prepared and file or cause to be filed any required Tax Returns for Sellers and for KC Machine for all taxable periods or portions thereof ending on or before the Closing Date. The Returns for KC Machine shall be prepared in a manner consistent with the Returns filed on or prior to the Closing Date for prior fiscal periods, so long such preparation is in compliance with applicable Law and GAAP, except that any returns filed with respect to 2006 shall be prepared on an accrual (and not a cash) basis. Sellers shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Returns to the extent that such Taxes exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Financial Statements.

(b)	Purchaser shall prepare or cause to be prepared and file or cause to be filed (at its expense) any Returns of KC Machine for Tax periods which begin with the Closing Date.

(c)	To the extent that the operations of KC Machine are required to be included in the consolidated, unitary or combined Return of Purchaser and its Affiliates, Purchaser will cause the operations of KC Machine to be so included) provided that Sellers shall provide such reasonable assistance to, and cooperate with, the Purchaser in order to have such Returns prepared in draft form at least 60 days prior to the statutory filing deadline. To the extent Mr. Niswender shall have failed to file any Returns and to have paid any amounts owed with respect to the Business during 2005 or 2006, Mr. Niswender shall pay to the Purchaser within fifteen days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date (as determined in accordance with clause (b) above to the extent that such Taxes (together with the Taxes with respect to Returns described in the preceding paragraph) exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Financial Statements.
     8.3 Section 338 Elections.
(a)	At Purchaser’s option, Purchaser and Sellers shall join, and shall cause their respective Affiliates to join with each other as applicable, in making an election under §338 of the Code with respect the purchases by Purchaser described in this Agreement. Any such elections shall be made in accordance with applicable Laws.

(b)	The Purchase Price, liabilities of KC Machine, and other relevant items shall be allocated in accordance with §338(b)(5) and §1060 of the Code (as applicable) as set forth on a schedule (the “Allocation Statement”). The Allocation Statement will be prepared by Purchaser and provided to Sellers within 120 days after the Closing Date. Sellers shall have 30 days after receipt of the Allocation Statement to object to any allocation set forth therein. Any such objection shall be provided to Purchaser in a written notice setting forth each disputed item and describing in reasonable detail the basis for such dispute. If the parties cannot agree on the final form of the Allocation Statement, the disputed items shall be resolved in accordance with the procedures set fort in §3.2(c).

(c)	Purchaser shall prepare all §338 Forms in accordance with the Allocation Statement and shall deliver such §338 Forms to Sellers as soon as practicable after the finalization of the Allocation Statement, and in any event at least 30 days prior to the due date for filing such forms. The parties shall take all reasonable actions or refrain from taking any actions, as the case may be, necessary to give effect to the §338 election. The Parties shall report the transactions contemplated by this Agreement on any §338 Forms, any statement required under §1060 of the Code, and any other Returns consistent with the Allocation Statement, and shall take no position contrary thereto unless required to do so by applicable tax Law pursuant to a “determination”, as defined in §1313(a) of the Code.
8.4 Tax Indemnification.
Sellers, jointly and severally, hereby, agree to indemnify and hold harmless KC Machine and its future Members and the Purchaser, and their respective directors, officers, employees, agents and representatives from and against, and shall reimburse them for, any loss, damage, liability, or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with Taxes imposed on Purchaser or KC Machine as a result of any breach of warranty or misrepresentation under §5.9 or any failure by Sellers to fulfill their obligations under this Article VIII.
8.5 Refunds.
Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending as of or prior to the Closing Date arising out of the carryback of a loss or credit incurred by KC Machine in a taxable year beginning and ending on or after the Closing Date shall be the property of KC Machine. All Tax refunds to KC Machine relating to activities on or prior to the Closing Date shall belong to and be distributed to Mr. Niswender or offset against amounts owed by Mr. Niswender to Purchaser to the extent any refund is in excess of Tax receivables relating thereto.
8.6 Contests.
(a)	In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date or for which Purchaser may seek indemnity from Sellers, the Sellers shall have the right to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which any Seller has acknowledged liability and the issue underlying the potential adjustment does not recur for any period ending subsequent to the Closing Date. Sellers shall keep Purchaser fully informed of the progress of any such audit or proceeding and, if it appears in the sole discretion of the Purchaser, that such audit or proceeding may reasonably be expected to adversely affect the Purchaser or KC Machine, the Purchaser also may participate in any such audit or proceeding. If the Sellers do not assume the defense of any such audit or proceeding promptly, the Purchaser may defend and settle the same (for the Sellers’ account and at Sellers’ expense) in such manner as it may deem appropriate. In the event that a potential adjustment as to which the Sellers would be liable is present in the same proceeding as a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

(b)	With respect to a potential adjustment for which any Seller and the Purchaser or KC Machine could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of audit at such time),

(i)	both the Purchaser and the Sellers may participate in the audit or proceeding, each at its own expense, and

(ii)	the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by the Purchaser and the Sellers.
(c)	Except as provided in clause (a) above, neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party, or result in a material benefit to that party, for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed.
8.7 Miscellaneous Tax Matters.
(a)	Sellers and Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to KC Machine) under this Article VIII, under other indemnification provisions of this Agreement, and for any misrepresentations or breach of representations, warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

(b)	Notwithstanding any provision herein to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser and KC Machine pursuant to this Article VIII, and the representations and warranties contained in this Article VIII and in §5.9, shall terminate (as to any unasserted claims) as of the close of business on the 180th day following expiration of the applicable statutory period with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) during which an assessment, reassessment, or other form of recognized document assessing liability for Taxes could be issued.
ARTICLE IX: SURVIVAL; INDEMNIFICATION
9.1 Survival.
Subject to §8.5(b), the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will remain in force for the Withholding Period; provided, however, that the Selected Representations and Warranties will survive the Closing until the dates on which such matters are barred by the applicable statute of limitations.

Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of Purchaser.
9.2 Indemnification.
(a)	Subject to Article VIII, Sellers will jointly and severally indemnify, defend and hold harmless Purchaser and, after the Closing Date, KC Machine, and their respective Members, officers, directors, employees, Affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, Affiliates, stockholders and agents) against (i) any and all liabilities, damages and losses, including diminution in value of the Business to Purchaser, and, but only to the extent asserted in a Third-Party Claim, (ii) punitive damages, and (iii) all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses reasonably incurred in respect of Third-Party Claims or claims between the parties hereto (“Damages”), incurred or suffered as a result of or arising out of
(i)	the failure of any representation or warranty made by Sellers in Article V to be true and correct as of the date of this Agreement and as of the Closing Date as if made anew at and as of the Closing Date;

(ii)	the breach of any covenant or agreement made or to be performed by Sellers pursuant to this Agreement,

(iii)	any Environmental Claims or Environmental Conditions which relate to KC Machine or its Business prior to the Closing Date, and

(iv)	personal injury, death or property damage arising out of any product manufactured or sold by KC Machine prior to the Closing Date, provided, however, that Sellers will not be liable under clause (i) of this §9.2(a)(i) (other than with respect to a breach of any of the Selected Representations and Warranties) for any amounts after the Withholding Period unless the aggregate amount of Damages suffered by Purchaser since the Closing Date exceeds $50,000 and then for the full amount of such Damages up to and exceeding $50,000; provided, further, that Sellers’ liability under clause (i) will not exceed, in the aggregate, an amount equal to the Purchase Price.
(b)	Purchaser will indemnify, defend and hold harmless Sellers against Damages incurred or suffered as a result of or arising out of

(i)	the failure of any representation or warranty made by Purchaser in Article VI to be true and correct as of the Closing Date, and

(ii)	the breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.
9.3 Procedures.
(a)	If any Person who or which is entitled to seek indemnification under §9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b)	If, within 10 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses (including, without limitation, attorney’s fees on a solicitor and his own client basis) paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.
(c)	If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(d)	Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)	A failure to give timely notice or to include any specified information in any notice provided under this Article IX will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.
9.3 Indemnification Payments.
Prior to the expiration of the Withholding Period, Purchaser may reduce the Withholding Amount by the amount of any sums owed or which reasonably can be anticipated to be owed to Purchaser pursuant to this Article IX. Otherwise, all indemnifiable Damages under this Agreement will be paid in cash in immediately available funds.

9.4 Reassignment of Accounts Receivable.
In the event of a claim for indemnification by Purchaser as result of a breach of the representations or warranties regarding the collection of Accounts Receivable, Purchaser shall, upon receipt from or on behalf of Mr. Niswender a payment equal to the amount of such Accounts Receivable, assign or reassign to Mr. Niswender such Account(s) Receivable (including any retention or holdback) that is subject to the claim for indemnification, and thereafter, Mr. Niswender shall have the right to collect such Account(s) Receivables in such manner as he deems appropriate.
9.5 [intentionally left blank]
9.6 Interest on Claims.
(a)	The amount of any Direct Claim or Third-Party Claim submitted under this Article IX or Article VIII as damages or by way of indemnification shall bear interest, from and including the date that the notice of claim is received by the Indemnifying Party at the prime rate published by the Wall Street Journal from time to time calculated from and including such date to but excluding the date reimbursement of such claim by the Indemnifying Party is made, , and the amount of such interest shall be deemed to be part of such claim.

(b)	Notwithstanding the preceding clause (a), no interest shall accrue on any Direct Claim or Third-Party Claim payable by Sellers prior to the extinguishment of any sums remaining in the Withholding Amount or upon the conclusion of the Withholding Period, whichever first occurs.
ARTICLE X: MISCELLANEOUS
10.1 Notices.
All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:
If to Purchaser, to:
T-3 Rocky Mountain Holdings, Inc.
13111 Northwest Freeway, Suite 500
Houston, Texas 77040
Facsimile No.: 713-996-4123
Attention: President

with a copy to:
General Counsel
T-3 Rocky Mountain Holdings, Inc.
13111 Northwest Freeway, Suite 500
Houston, Texas 77040
Facsimile No.: 713-996-4123
If to Sellers, to:
Kelly Niswender
3317 Sierra Circle
Rock Springs, Wyoming 82901
Facsimile No:307-
with a copy to:
Stephen K. Palmer
Palmer & LaBuda, P.C.
510 South Main
Rock Springs, Wyoming 82901
Facsimile No. 307-362-3440
or to such other address or addresses as any such party may from time to time designate as to itself by like notice.
10.2 Amendments and Waivers.
(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
10.3 Expenses.
Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.
10.4 Successors and Assigns.
The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to an Affiliate of Purchaser, it being understood that such assignment will not relieve Purchaser from its obligations hereunder. Any assignment in violation of the preceding sentence will be void ab initio.
10.5 No Third-Party Beneficiaries.
Except as expressly provided in this Agreement, including the indemnity obligations hereunder, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
10.6 Governing Law.
This Agreement will be governed by, and construed in accordance with, the laws of the State of Wyoming without regard to any principles of Wyoming law which would require the application of the law of another jurisdiction.
10.7 Public Announcements.
From the of this Agreement until the Closing Date, Sellers and Purchaser will obtain the approval of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby; provided, this provision will not restrict either party from issuing any press release or public statement required by applicable securities laws or the rules of a stock exchange.
10.8 Counterparts and Execution.
     This Agreement may be executed by the parties hereto in separate counterparts of the signature page, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall, when attached together, constitute one and the same agreement. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by computer email or telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

10.9 Entire Agreement.
This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties or their respective Affiliates with respect to the subject matter hereof of this Agreement.
10.10 Severability; Injunctive Relief.
If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.
10.11 Remedies.
The remedies available to the parties under this Agreement are in addition to and without limitation to any other remedy at law or in equity.
     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PURCHASER:
     T-3 ROCKY MOUNTAIN HOLDINGS, INC.

By:	/s/ Michael T. Mino
Name:	Michael T. Mino
Title:	Vice President

SELLERS:

/s/ Kelly Niswender
Kelly Niswender

/s/ Carol Niswender
Carol Niswender

Schedule 3.1(a)
Closing Cash Consideration

Purchase Price	$2,500,000.00
less: Withholding Amount	250,000.00
less: Amounts to be Paid to Secured Creditors (per Schedule 5.8)	382,261.25

Closing Cash Consideration	$1,867,738.75

Exhibit 3.2(a)
Example of Calculation to Determine Net Working Capital
Based upon October 31, 2005 Financial Statements of KC Machine, LLC

Current Assets	$379,872

minus

Current Liabilities	$332,603

Subtotal	$47,269

Adjustments

Addbacks

Income Taxes Payable	$-0-

Lines of credit, current portion of long term debt & short term debt for borrowed money	$237,934

Total Addbacks	$237,934

Net Working Capital	$285,203

Schedule 5.8
Secured Indebtedness to be Paid at Closing

		Collateral
Secured Creditor	Amount	to be Released	Owner After Payment
Sweetwater Federal Credit Union	$34,818.95	2005 GMC Yukon	K. & C. Niswender
		Denali
		VIN: 1GKFK66U35J113254

Bank of the West	$23,323.12	2004 Dodge Ram	KC Machinie, LLC
		3500
		VIN: 3D7MU46CX4G278670

Chase Auto Finance/ JP Morgan Chase	$39,149.35	2006 Dodge Ram	KC Machine, LLC
		2500
		VIN: 3D7KS29CX6G142099

US Bank	$14,256.73	2002 Dodge Ram	KC Machine, LLC
		3500
		VIN: 3B6MF36672M309871

State Bank of Green River	$220,622.86	Equipment of LLC	KC Machine, LLC

State Bank of Green River	$50,090.24	revolving line of	N/A
		credit

Total Secured Indebtedness to be Paid at Closing		$382,261.25

Schedule 5.10
Significant Events; Distributions to Members
Significant Events: None
Distributions to Members: Distribution of $53,000 to the sole Member on November 20, 2005

Schedule 5.16(a)
Intellectual Property Owned or Used by KC Machine
Registered patents, trademarks, service marks, copyrights: none
Common law rights to the name “KC Machine”. Sellers have received no notices alleging infringement by third parties.
Common law rights to the logos used by KC Machine. Sellers have received no notices alleging infringement by third parties.
Trade secrets, including:
all proprietary or confidential information regarding the Business and affairs of KC Machine and whether of a technical, operational, economic, or other nature, and including customer lists, identities, contacts, pricing information, information regarding employees of KC Machine, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, techniques, processes, budgets or other financial information, and any other records or information that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use.

Schedule 5.26
KC Machine Banking Relationships
Bank Accounts:
1. State Bank of Green River, Rock Springs, Wyoming
2. Bank of the West, Rock Springs, Wyoming
     Authorized signatories on both accounts:
Shelly Brenden
Carol Niswender
Kelly Niswender
Other Deposit Account Locations: None
Safety Deposit Box Locations: None